                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

     Filed by the Registrant /X/

     Filed by a Party other than the Registrant / /

     Check the appropriate box:

     / / Preliminary Proxy Statement

     /X/ Definitive Proxy Statement

     / / Definitive Additional Materials

     / / Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                         INLAND STEEL INDUSTRIES, INC.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                         INLAND STEEL INDUSTRIES, INC.
- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

     /X/ $125 per Exchange Act Rule O-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

     / / $500 per each party to the controversy pursuant to Exchange Act Rule
         14a-6(i)(3).

     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         O-11.

     (1) Title of each class of securities to which transaction applies:

- --------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

- --------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule O-11:(1)

- --------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

- --------------------------------------------------------------------------------

     / / Check box if any part of the fee is offset as provided by Exchange Act
         Rule O-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

- --------------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

- --------------------------------------------------------------------------------

     (3) Filing Party:

- --------------------------------------------------------------------------------

     (4) Date Filed:

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- -------------------------
(1) Set forth the amount on which the filing fee is calculated and state how it was determined.

INLAND STEEL INDUSTRIES, INC.

ROBERT J. DARNALL
Chairman, President and
Chief Executive Officer

                                                                  April 18, 1994

Dear Stockholder:

     You are cordially invited to attend the 1994 Annual Meeting of Stockholders of Inland Steel Industries, Inc. The meeting will be held at the First Chicago Center, One First National Plaza, Chicago, Illinois, on Wednesday, May 25, 1994, at 10:30 a.m., Chicago time.

     The notice of the meeting and the proxy statement on the following pages cover the formal business of the meeting, which consists of the election of the directors, the approval of the Inland Steel Industries, Inc. Annual Incentive Plan, and the election of auditors for the coming year.

     At the meeting, I will address the outlook for the Company; Earl L. Mason, Vice President, will review the Company's strategic progress and financial performance; and Maurice S. Nelson, Jr., Senior Vice President of the Company and President and Chief Operating Officer of Inland Steel Company, will discuss the partnership with labor at the Indiana Harbor Works. There will also be an opportunity for stockholder questions and comments.

     The attendance of stockholders at the meeting has been helpful in maintaining communications. Whether or not you plan to personally attend, it is important that your stock be represented at the meeting. Please complete and mail the enclosed proxy card in the return envelope.

                                          Cordially,

                                          /s/ Robert J. Darnall

                                          Chairman, President and
                                          Chief Executive Officer

                 30 West Monroe Street, Chicago, Illinois 60603

          INLAND STEEL INDUSTRIES, INC.
          30 WEST MONROE STREET
          CHICAGO, ILLINOIS 60603

          NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
          TO BE HELD ON MAY 25, 1994

          To the Stockholders of INLAND STEEL INDUSTRIES, INC.:

               The Annual Meeting of Stockholders of Inland Steel Industries, Inc., a Delaware corporation, will be held at the First Chicago Center, One First National Plaza, Chicago, Illinois, on Wednesday, May 25, 1994, at 10:30 a.m., Chicago time, for the following purposes:

               1. To elect directors of the Company;

               2. To consider and vote upon the Inland Steel
                  Industries, Inc. Annual Incentive Plan;

               3. To elect a firm of independent public accountants to
                  audit the accounts of the Company and its subsidiaries for the year 1994; and

               4. To transact any other business that may properly
                  come before the meeting.

               The close of business on April 5, 1994 has been fixed as the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting.
               A Proxy Statement with respect to the Annual Meeting accompanies and forms a part of this Notice. The Annual Report of the Company for the fiscal year ended December 31, 1993 was previously mailed to stockholders.

                                        By order of the Board of
                                        Directors,

                                        DAVID B. ANDERSON, Secretary

          April 18, 1994
          Chicago, Illinois

          Stockholders are cordially invited to attend this meeting. Each stockholder, whether or not he or she expects to be present in person at the Annual Meeting, is requested to SIGN, DATE AND RETURN THE ENCLOSED PROXY in the accompanying envelope as promptly as possible. A stockholder may revoke his or her proxy at any time prior to voting.

                         INLAND STEEL INDUSTRIES, INC.
                             30 WEST MONROE STREET
                            CHICAGO, ILLINOIS 60603

                                PROXY STATEMENT

     The enclosed proxy is solicited on behalf of the Board of Directors of the Company. Such solicitation is being made by mail commencing approximately April 18, 1994, and also may be made by directors, officers and regular employees of the Company. The expense of such solicitation will be paid by the Company. In addition, the Company has retained Kissel-Blake Inc. to assist in the solicitation of proxies for a fee of $10,500 plus out-of-pocket expenses. Brokers, banks and similar organizations will be reimbursed for out-of-pocket and reasonable clerical expenses incurred in obtaining instructions from beneficial owners.

     A stockholder giving a proxy may revoke it at any time prior to the voting of the proxy. Shares represented by an effective proxy given by a stockholder will be voted as directed by the stockholder. The voting securities of the Company outstanding on the record date (April 5, 1994), together with the vote to which each share is entitled, consist of 41,228,794 shares of common stock (one vote per share), 96,355 shares of Series A $2.40 Cumulative Convertible Preferred Stock (one vote per share), 3,097,377 shares of Series E ESOP Convertible Preferred Stock (1.25 votes per share), and 185,000 shares of Series F Exchangeable Preferred Stock (30.604 votes per share). All such shares vote together without regard to class on the matters expected to be voted upon at the Annual Meeting.

     Shares standing to the credit of a participant in the Shareholder Investment Service for the automatic reinvestment of common stock dividends will be voted only if and in the same manner as such participant shall vote his or her shareholdings of record. In the event a participant is not a stockholder of record, Harris Trust and Savings Bank, as custodian, will vote shares held for his or her account only in accordance with his or her instructions. Shares standing to the credit of a participant in the Inland Steel Industries Thrift Plan will be voted as such participant directs, provided that any such direction (or any revocation of a prior direction) must be received by Harris Trust and Savings Bank, as Trustee under the Thrift Plan, by 5:00 p.m., Chicago time, on May 24, 1994. Shares in the Thrift Plan as to which no direction is received by such time will be voted in the same proportion as shares that have been timely directed.

     It is the policy of the Company that proxies, consents, ballots and voting materials that identify the vote of specific stockholders are kept confidential until the final vote is tabulated, except in a contested proxy or consent solicitation or to meet applicable legal requirements. All such documents are returned to the tabulator and are available to the inspectors of election to enable them to certify the results of the vote. Harris Trust and Savings Bank acts as the tabulator, and one or more officers or employees of the Harris Bank will serve as inspectors of election. Comments written on or accompanying proxy cards will be provided to the Company without indication of the vote of the stockholder except where the vote is included in the comment or is necessary for an understanding of the comment.

                             ELECTION OF DIRECTORS

     Proxies not limited to the contrary will be voted for the 11 nominees listed below as directors of the Company for terms expiring on the date of the Annual Meeting of the Company in 1995 and until their successors are duly elected and qualified. Directors shall be elected by a plurality of the votes of the shares present in person or by proxy at the Annual Meeting and entitled to vote in the election, and the outcome of the election will therefore not be affected by shares of stockholders who abstain from voting or withhold authority to vote in the election. All of such nominees are presently serving as directors of the Company and of Inland Steel Company, a wholly owned subsidiary of the Company. The period of service as a director shown for each nominee includes the period for which such nominee served as a director of Inland Steel Company prior to the effective date (May 1, 1986) of the plan of restructuring pursuant to which the Company became a holding company for Inland Steel Company and its subsidiaries. The Board of Directors held eight meetings during 1993. Dr. Emerson Kampen attended fewer than 75% of the combined total number of meetings of the Board of Directors and committees on which he served while contending with illness. All other incumbent directors attended at least 75% of the combined total number of meetings of the Board of Directors and committees on which they served.

     The terms of the six-year labor agreement finalized in July 1993 between Inland Steel Company and the United Steelworkers of America provided the Steelworkers with the ability to designate as a director an individual acceptable to the Board of the Company. Dr. McKersie has been so designated.

     If any nominee should become unavailable for election (an event that is not anticipated), proxies will be voted for the election of such other person or persons as may be designated by the Board of Directors of the Company, unless the Board has taken prior action to reduce its membership.

INFORMATION CONCERNING NOMINEES
- --------------------------------------------------------------------------------

               A. ROBERT ABBOUD                                                                   Director since 1974

               Mr. Abboud, age 64, is President of A. Robert Abboud and Company, a
               private investment firm established by him in 1984. From April 1988 until March 1991 Mr. Abboud was Chairman and Chief Executive Officer of
               First City Bancorporation of Texas, Inc., a bank holding company, which
[Graphic       in November 1992 consented to an involuntary bankruptcy petition, is
 No. 1]        operating under Chapter 11 of the U.S. Bankruptcy Code, and filed a plan of reorganization with the bankruptcy court on March 11, 1994. He is a member of Inland's Audit and Finance and Retirement Committees. Mr.
               Abboud is also a director of First City Bancorporation of Texas, Inc.,
               AAR Corp., and Hartmarx Corporation.

               JAMES W. COZAD                                                                     Director since 1991

               Mr. Cozad, age 67, was Chairman and Chief Executive Officer of Whitman
               Corporation, a diversified producer of consumer and commercial products, prior to his retirement in May 1992. He was elected to that position in
               January 1990. Mr. Cozad previously had been employed, starting in 1969,
[Graphic       by Amoco Corporation, a producer and distributor of petroleum products,
 No.2]         natural gas and chemicals, was its Chief Financial Officer from 1976 and in addition served as Vice Chairman from 1983 until joining Whitman.
               He is a member of Inland's Audit and Executive Committees. Mr. Cozad is
               a director of Eli Lilly and Company, GATX Corporation, Sears, Roebuck
               and Co., and Whitman Corporation.

               ROBERT J. DARNALL                                                                  Director since 1983

               Mr. Darnall, age 56, is Chairman, President and Chief Executive Officer
               of the Company, Chairman and Chief Executive Officer of Inland Steel
               Company, and Chairman of the Executive and Finance and Retirement
[Graphic       Committees. He joined Inland Steel Company in 1962, served as its
 No.3]         President from 1984 until 1986 and was re-elected to that position in
               1987. Mr. Darnall was elected President and Chief Operating Officer of the Company in 1986. He assumed his present position with the Company in
               1992. Mr. Darnall is also a director of Cummins Engine Company, Inc. and
               Household International, Inc.

- --------------------------------------------------------------------------------

               JAMES A. HENDERSON                                                                     Director since 1978

               Mr. Henderson, age 59, is President and Chief Operating Officer of
               Cummins Engine Company, Inc., a manufacturer of diesel engines. He
[Graphic       joined that company in 1964, was elected Executive Vice President in
 No.4]         1971, elected Executive Vice President and Chief Operating Officer in
               1975, and assumed his present position in 1977. He is Chairman of
               Inland's Audit Committee. Mr. Henderson is also a director of Cummins
               Engine Company, Inc., Ameritech Corporation, and Rohm and Haas Company.

               EMERSON KAMPEN                                                                         Director since 1988

               Dr. Kampen, age 66, is Chairman, President and Chief Executive Officer
               of Great Lakes Chemical Corporation, a producer of specialized industrial chemicals. He began his career with that company in 1951 as a chemical engineer and served successively as plant manager, Vice
[Graphic       President for Production and Marketing, Senior Vice President, and
 No.5]         Executive Vice President. He was elected President in 1972, Chief
               Executive Officer in 1977 and Chairman in 1988. He is a member of
               Inland's Compensation, Finance and Retirement, and Nominating
               Committees. Dr. Kampen is also a director of Great Lakes Chemical
               Corporation, NBD Bancorp, Inc., and PSI Energy, Inc.

               ROBERT B. MCKERSIE                                                                     Director since 1994

               Dr. McKersie, age 64, is Deputy Dean and professor at the Sloan School of Management at Massachusetts Institute of Technology. He is a member
[Graphic       of Inland's Audit Committee. Prior to joining MIT in 1980, he served as
 No.6]         Dean of the New York State School of Industrial and Labor Relations at
               Cornell University, and prior to that was on the faculty of the Graduate
               School of Business at the University of Chicago.

               DONALD S. PERKINS                                                                      Director since 1967

               Mr. Perkins, age 67, was Chairman of Jewel Companies, Inc., a
               diversified retailer, prior to his retirement in 1980. He is Chairman of Inland's Nominating Committee and a member of its Compensation and
[Graphic       Executive Committees. Mr. Perkins is also a director of American
 No.7]         Telephone and Telegraph Company, Aon Corporation, Cummins Engine
               Company, Inc., Illinois Power Company, Kmart Corporation, LaSalle Street
               Fund Incorporated, the Putnam Funds, Springs Industries, Inc., and Time
               Warner Inc.

- --------------------------------------------------------------------------------

               JOSHUA I. SMITH                                                               Director since 1991

               Mr. Smith, age 53, is Chairman and Chief Executive Officer of The MAXIMA
               Corporation, an information management service company established by
[Graphic       him in 1978. He serves as a trustee or director of a number of
 No.8]         professional, educational, and business boards and associations and was formerly Chairman of the U. S. Commission on Minority Business
               Development. He is a member of Inland's Compensation, Finance and
               Retirement, and Nominating Committees. Mr. Smith is also a director of
               Caterpillar, Inc. and Federal Express Corporation.

               NANCY H. TEETERS                                                              Director since 1991

               Ms. Teeters, age 63, was Vice President and Chief Economist of IBM
               Corporation, a manufacturer of business machines, from 1984 until her
[Graphic       retirement in 1990. She is a member of Inland's Audit and Finance and
 No.9]         Retirement Committees. Ms. Teeters is also a director of a number of registered investment companies managed by Prudential Securities Mutual
               Funds and advised by Prudential Securities Mutual Funds, Wellington
               Management or Blackrock Group.

               RAYMOND C. TOWER                                                              Director since 1986

               Mr. Tower, age 69, was President and Chief Operating Officer of FMC
               Corporation, a producer of machinery and chemicals for industry, agriculture and government, prior to his retirement on March 1, 1990.
[Graphic       He was first employed by that company in 1946, was elected President in
 No.10]        1977, and was named Chief Operating Officer in 1980. He is Chairman of
               Inland's Compensation Committee and a member of its Executive and
               Nominating Committees. Mr. Tower is also a director of Household
               International, Inc., Morton International, Inc., and Wellman, Inc.

               ARNOLD R. WEBER                                                               Director since 1985

               Dr. Weber, age 64, is President of Northwestern University. He began his career in education in 1958 in the field of urban and labor economics, served as a professor at the University of Chicago and Dean of the
               Graduate School of Industrial Administration at Carnegie-Mellon
[Graphic       University, and was President of the University of Colorado from 1980
 No.11]        until he assumed his present position in 1985. He has served as an economic advisor to four national administrations and as a consultant to several governmental agencies. He is a member of Inland's Compensation,
               Executive and Nominating Committees. Dr. Weber is also a director of Aon
               Corporation, Burlington Northern, Inc., PepsiCo, Inc., and Tribune
               Company.

                           COMPENSATION OF DIRECTORS

     Directors who are not employees of the Company or any of its subsidiaries receive an annual retainer of $30,000, 20% of which is paid in shares of common stock of the Company pursuant to the Inland 1992 Stock Plan for Non-Employee Directors. Such directors also receive $1,000 for each special meeting of the Board of Directors of the Company and of Inland Steel Company attended by them, except that if special meetings of both Boards are held on the same day, only one meeting attendance fee is paid. In addition, each such director who serves as a member of a standing committee of the Board of Directors is paid an additional annual fee of $3,000 for service on each such committee on which he or she serves, except that membership on the Compensation and Nominating Committees is regarded as membership on only one committee for purposes of the payment of such additional fee and that only one meeting attendance fee is paid if standing committee meetings of both Boards are held on the same day. In addition, such directors also receive $1,000 for each special committee meeting attended that is not held in connection with a regular or special meeting of the Board of Directors except that only one meeting attendance fee is paid if special meetings of the same committees of both Boards are held on the same day and that membership on the Compensation and Nominating Committees is regarded as membership on only one committee for purposes of the payment of such additional fee. No fees are paid for any meeting of the Executive Committee. Any such director who is also the chairman of a standing committee of the Board of Directors of the Company receives an additional annual retainer of $3,000 except that a chairman of the same committee of both Boards receives only one fee. A director may elect to defer payment of all or a portion of such fees until he or she ceases to be a director of the Company. Interest on the cash portion of any fees with respect to which payment is deferred is accrued at the prime rate in effect from time to time at The First National Bank of Chicago. Amounts equivalent to dividends that would have been paid on the stock portion of any deferred fees are credited to the account of such director and converted into additional deferred shares at market prices. The Company also pays the premiums on a business accident insurance policy insuring each non-employee director for amounts up to $500,000.

     The Company provides retirement benefits to certain members of the Board of Directors. Each director who serves on the Board as a non-employee director for at least ten consecutive years, or for at least five consecutive years and remains on the Board until age 70, and who is not eligible to receive benefits under any Company pension plan, is eligible for retirement benefits. Benefit payments begin at the later of the director's retirement or his or her attaining age 65 and continue for the number of full years of service as a non-employee director, up to a maximum of ten years. The amount of the annual benefit is equal to the amount of the annual retainer paid for services as a member of the Board in effect at the last Board meeting attended by such director. The directors' retirement plan provides that in the case of any director who is 60 or older, the Company may purchase annuities (and provide a tax gross-up payment to the director at the time of purchase) either prior to or at the time of retirement to satisfy the Company's obligations under these plans for benefits payable at age 70. Any annuities purchased for a director would be designed to provide an after-tax benefit equivalent to the benefit provided under the plan.

                      COMMITTEES OF THE BOARD OF DIRECTORS

     Among the standing committees of the Board of Directors, the Company has an Audit Committee, a Compensation Committee and a Nominating Committee. The members of these three committees, none of whom is an employee of the Company or any of its subsidiaries, are identified above under "ELECTION OF DIRECTORS."

     The duties of the Audit Committee are to review the proposed scope of the annual audit and the results and recommendations of the independent auditors on completion of the annual audit; to review the financial review sections of the Company's annual report to stockholders and annual report on Form 10-K; to review the minutes of the quarterly audit review of the independent auditors and each quarterly report on Form 10-Q; to nominate a firm of independent auditors to be submitted to the stockholders for election at the annual meeting; to approve all non-audit services to be performed by the independent auditors; to approve the compensation of the independent auditors; to review the Company's system of internal accounting controls and its system of internal operating controls and the performance of its internal auditors; to monitor compliance by management with certain Company policies; and to review registration statements prepared in connection with financings by the Company and its subsidiaries. The Audit Committee held six meetings in 1993.

     The duties of the Compensation Committee are to make recommendations to the Board of Directors with respect to the salaries of the officers of the Company and approve the salary of the president of each of the Company's major subsidiaries; to administer the Inland Steel Industries, Inc. Annual Incentive Plan, the Inland 1975 Executive Stock Option Plan, the Inland 1984 Incentive Stock Plan, the Inland 1988 Incentive Stock Plan and the Inland 1992 Incentive Stock Plan; and to make recommendations to the Board of Directors with respect to the establishment or modification of executive compensation plans and programs. The Compensation Committee held five meetings in 1993.

     The duties of the Nominating Committee are to prepare and maintain a list of qualified candidates to fill vacancies on the Board of Directors and recommend to the Board of Directors candidates to fill any such vacancies; to recommend to the Board of Directors annually a slate of candidates for election as directors by the stockholders at the annual meeting; and to recommend the compensation to be paid to non-management directors for their services as directors. The Nominating Committee held three meetings in 1993.

     The Nominating Committee will consider qualified candidates recommended by the stockholders for designation as nominees for election at the Annual Meeting of Stockholders to be held in 1995 and subsequent years. In order for a candidate recommended by a stockholder to be considered by the Nominating Committee for designation as a nominee for election at the Annual Meeting of Stockholders to be held in 1995, the name of such candidate, together with a written description of his or her qualifications, must be received by the Secretary of the Company prior to January 1, 1995. The By-laws of the Company provide a formal procedure, including an advance notice requirement, for nominations by stockholders of persons for election as directors at annual meetings of the Company.

                 SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT

     The following table presents, as of April 5, 1994, the equity securities beneficially owned (as that term is defined by the Securities and Exchange Commission) by all directors of the Company, the named executive officers of the Company, and the directors and executive officers of the Company as a group, in each case, except as indicated, with sole voting and investment power. Common stock, in each case, includes preferred stock purchase rights distributed in 1987 to holders of common stock. The shares of Series E ESOP Preferred Stock shown as beneficially owned by the executive officers are held for their respective accounts in the Inland Steel Industries Thrift Plan and could be converted upon retirement or other termination of employment into an equal number of shares of common stock of the Company (subject to adjustment in certain events). Excluded from the number of shares listed as beneficially owned are unallocated shares of Series E ESOP Preferred Stock that the ESOP Trustee is required to vote or dispose of in the manner and proportion in which allocated shares are directed to be voted or disposed of.

                                                AMOUNT AND NATURE       AMOUNT AND NATURE
                                                  OF BENEFICIAL           OF BENEFICIAL
                                                   OWNERSHIP OF            OWNERSHIP OF
                                                      COMMON              SERIES E ESOP
                                                  STOCK(1)(2)(3)        PREFERRED STOCK(4)
                                                ------------------      ------------------
Directors
  A. Robert Abboud...........................           5,443                     --
  James W. Cozad.............................             943                     --
  Robert J. Darnall..........................         120,532                  1,258
  James A. Henderson.........................           1,443                     --
  Emerson Kampen.............................           1,443                     --
  Robert B. McKersie.........................             200                     --
  Donald S. Perkins..........................           2,943                     --
  Joshua I. Smith............................             443                     --
  Nancy H. Teeters...........................             743                     --
  Raymond C. Tower...........................           1,143                     --
  Arnold R. Weber............................             543                     --

                                                AMOUNT AND NATURE       AMOUNT AND NATURE
                                                  OF BENEFICIAL           OF BENEFICIAL
                                                   OWNERSHIP OF            OWNERSHIP OF
                                                      COMMON              SERIES E ESOP
                                                  STOCK(1)(2)(3)        PREFERRED STOCK(4)
                                                ------------------      ------------------
Named Executive Officers
  Robert J. Darnall..........................         120,532                  1,258
  David B. Anderson..........................          59,683                  1,183
  W. Gordon Kay..............................          52,243                    486
  Earl L. Mason..............................          31,150                    827
  Maurice S. Nelson, Jr. ....................          34,105                    712
All Directors and Executive Officers as a
  Group......................................         444,885                  8,141

- ---------------
(1) Excludes shares of common stock into which Series E ESOP Convertible Preferred Stock may be converted. No director or named executive officer individually owns 1% or more of the outstanding common stock of the Company; all directors and executive officers as a group own 1.07% of the outstanding common stock of the Company.

(2) Includes 1,000 shares held by Emerson Kampen jointly with his wife, 200 shares held by Robert B. McKersie jointly with his wife, and 290 shares held by Robert J. Darnall jointly with his wife, and shares which the following individuals have the right to acquire under exercisable options within 60 days after April 5, 1994: Robert J. Darnall, 77,667; David B. Anderson, 44,500; W. Gordon Kay, 38,667; Earl L. Mason, 20,500; and Maurice S. Nelson, Jr., 19,167.

(3) Includes 287,135 shares which executive officers have the right to acquire within 60 days after April 5, 1994 under outstanding options, 65,743 shares held under restricted stock awards, 1,490 shares that two directors and an executive officer hold jointly with their spouses, and 100 shares held by the spouse of an executive officer, for which beneficial ownership is disclaimed.

(4) Each named executive officer individually owns and all executive officers as a group collectively own less than 1% of the Series E ESOP Preferred Stock of the Company.

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, officers and certain stockholders to file with the Securities and Exchange Commission an initial statement of beneficial ownership and certain statements of changes in beneficial ownership of equity securities of the Company. To the Company's knowledge, based on review of the copies of such reports furnished to the Company and written representations that no other reports were required, all Section 16(a) filing requirements applicable to its executive officers, directors and greater than 10% beneficial owners were complied with.

              ADDITIONAL INFORMATION RELATING TO VOTING SECURITIES

     The following table sets forth the only holders known to the Company to own beneficially more than 5% of its common stock, Series E ESOP Preferred Stock, and Series F Exchangeable Preferred Stock.

                                                                NUMBER OF         PERCENT OF
                   NAME AND ADDRESS OF                       SHARES OWNED AT       CLASS AT
                    BENEFICIAL OWNER                        DECEMBER 31, 1993    APRIL 5, 1994
- ---------------------------------------------------------   -----------------    -------------
Common Stock
  Norwest Corporation....................................       4,499,412(1)         10.83
  Norwest Center
  Sixth and Marquette
  Minneapolis, MN 55479
  FMR Corp...............................................       4,424,742(2)         10.57
  82 Devonshire Street
  Boston, MA 02109
  Harris Bankcorp, Inc. .................................       6,052,542(3)         13.68
  111 West Monroe Street
  Chicago, IL 60603
Series E ESOP Preferred Stock
  Harris Bankcorp, Inc. .................................       3,008,804(3)           100
Series F Exchangeable Preferred Stock
  NS Finance III, Inc. ..................................         185,000(4)           100
  c/o Nippon Steel U.S.A., Inc.
  10 East 50th Street, 29th Floor
  New York, New York 10022

- ---------------
(1) Includes 316,071 shares issuable upon conversion of Series G Convertible Preferred Stock. Norwest Corporation on behalf of itself and Norwest Colorado, Inc., Norwest Bank Colorado, National Association, and certain subsidiaries, reported aggregate sole voting power as to 3,937,304 shares of common stock (including 282,373 shares issuable upon conversion of Series G Convertible Preferred Stock), shared voting power as to 47,848 shares, sole dispositive power as to 4,466,197 shares (including 311,205 shares issuable upon conversion of Series G Preferred Stock), and shared dispositive power as to 10,249 shares.

(2) Includes 642,773 shares issuable upon conversion of Series G Convertible Preferred Stock. FMR Corp., on behalf of itself, Edward C. Johnson 3rd, and Fidelity Management & Research Company, reported sole voting power as to 130,426 shares of common stock and sole dispositive power as to 4,424,742 shares.

(3) Harris Bankcorp, Inc., on behalf of itself, its parent, Bankmont Financial Corporation (which is a wholly owned subsidiary of the Bank of Montreal), and its subsidiaries (including Harris Trust and Savings Bank), reported sole voting power as to 6,051,401 shares of common stock and sole dispositive power as to 6,038,251 shares of common stock (both including 3,008,804 shares issuable upon conversion of the Series E ESOP Preferred Stock and 606,947 shares of common stock held by Harris Trust and Savings Bank as Trustee of the employee stock ownership plan contained within the Inland Steel Industries Thrift Plan) and shared dispositive power as to 14,150 shares of common stock, expressly denying beneficial ownership of all shares held in the Thrift Plan. As of April 5, 1994, the outstanding shares of Series E ESOP Preferred Stock represented approximately 7.61% of the voting power of the Company's outstanding voting securities.

(4) NS Finance III, Inc., is an indirect wholly owned subsidiary of Nippon Steel Corporation ("NSC"). NS Finance III, Inc. has agreed that it will be deemed to be present for quorum purposes at all stockholder meetings. As of April 5, 1994, the outstanding shares of Series F Exchangeable Preferred Stock represented approximately 11.13% of the voting power of the Company's outstanding voting securities. In addition, as of April 5, 1994, NS Finance III, Inc. owned 352,400 shares, or approximately .85% of the outstanding shares, of common stock of the Company. See "Certain Relationships and Related Transactions" below.

     Certain persons were also known to the Company to be the beneficial owners of more than 5% of the outstanding shares of Series A $2.40 Cumulative Convertible Preferred Stock. Such persons vote together with the holders of the common stock, the Series E ESOP Preferred Stock, and the Series F Exchangeable Preferred Stock as a single class on each matter being submitted to stockholders, and none of the owners of the Series A Preferred Stock owns shares of Series A Preferred Stock having more than 1% of the combined voting power of the Company's outstanding voting securities.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     During 1993 subsidiaries of the Company maintained credit facilities with banking groups that include Harris Trust and Savings Bank, which is a beneficial owner of more than 5% of certain classes of the Company's securities as described above. There were no borrowings outstanding at any time during 1993 under these facilities. Subsidiaries of the Company incurred approximately $147,600 in fees payable to Harris Trust and Savings Bank.

     During 1989, the Company and NSC, through its indirect wholly owned subsidiary NS Finance, Inc., each purchased in the open market approximately $15,000,000 of the other company's common stock. The Company purchased 2,500,000 shares of NSC common stock, representing .04% of the then outstanding shares of NSC. NS Finance, Inc. later transferred ownership of its Company common stock to NS Finance III, Inc., also an indirect wholly owned subsidiary of NSC. On December 18, 1989, the Company sold 185,000 shares of its

Series F Exchangeable Preferred Stock to NS Finance III, Inc., for $1,000 per share. NSC, on behalf of itself and its affiliates, has agreed not to acquire additional shares of the Company's stock prior to the redemption of the Series F Exchangeable Preferred Stock or to transfer such Preferred Stock without the Company's approval. Such Preferred Stock is exchangeable at the Company's option, with the consent of NS Finance III, Inc., for $185,000,000 principal amount of 10.23% Subordinated Voting Notes. So long as NS Finance III, Inc. and certain transferees beneficially own at least 100,000 shares of such Preferred Stock or $100,000,000 aggregate principal amount of such Subordinated Voting Notes, the Company has agreed to nominate a mutually agreeable individual as NSC's designee for election to the Board of Directors. No such individual is being nominated by the Company at this time. In connection with such sale, the Company agreed to repurchase $185,000,000 of its common stock. At year-end 1993, a total of approximately $144,000,000 had been spent to buy back approximately 4,600,000 shares of common stock. The Company suspended further open-market stock purchases in December 1990 pending return to acceptable levels of profitability. Until the repurchase is completed, the Company has agreed to maintain cash, certain securities, a surety bond or letter of credit, or some combination thereof, currently equal to $22,000,000, in order to meet its remaining repurchase obligation.

     The Company and NSC or their respective affiliates previously had entered into a number of agreements related primarily to certain joint ventures and certain technical projects concerning the Company's integrated steel operations, and additional transactions have been and may be entered into in the future upon terms to be determined through negotiation between the parties. The following is a summary of arrangements and transactions between the Company and NSC or their affiliates in effect since at least the beginning of 1994 or presently proposed.

JOINT VENTURES

     In July 1987, the Company and NSC entered into a joint venture for a cold-rolling facility to be constructed near New Carlisle, Indiana. I/N Tek, the general partnership formed for this joint venture, is 60% owned by a wholly owned subsidiary of Inland Steel Company ("ISC") and 40% owned by an indirect wholly owned subsidiary of NSC. The facility was completed in April 1990 at a cost of approximately $525,000,000. Funds for the project were provided by capital contributions by the two partners ($111,600,000 by ISC's subsidiary and $74,400,000 by NSC's subsidiary) and by third-party financing. The partners made subordinated loans to the partnership in the aggregate amount of approximately $6,302,000 (in proportion to their respective partnership interests) in 1993 and $5,558,000 during 1991. No such loans were made in 1992. Additional equity contributions of $3,900,000 were made by the partners in proportion to their partnership interests in 1993 and $3,000,000 in 1992 for capital projects. Additional subordinated loans of approximately $2,500,000 are expected to be made in 1994 by the partners in proportion to their partnership interests for capital projects. I/N Tek made equity distributions in 1993 totalling approximately $31,834,000 to the partners in proportion to their partnership interests. ISC generally has exclusive rights to the production capacity of the facility and an obligation to use the facility for its production of cold-rolled steel through a tolling arrangement with I/N Tek. I/N Tek charged ISC approximately $141,193,000 in tolling fees during 1993. NSC has the right to purchase up to 400,000 tons of cold-rolled steel from ISC in each year at market-based negotiated prices, including steel processed by I/N Tek. During 1993, NSC, through NS Sales, Inc., an indirect wholly owned subsidiary of NSC, made purchases from ISC of cold-rolled steel, including I/N Tek products, totalling approximately $157,800,000. The joint venture will terminate on December 31, 2009, unless otherwise terminated or extended pursuant to the provisions of the joint venture agreement. I/N Tek and its partners have entered into various technology, management, administrative services and commercial agreements with respect to the project, which agreements will terminate upon termination of the joint venture. Pursuant to such agreements, I/N Tek paid to NSC approximately $1,540,000 in 1993 and is required to pay to NSC approximately $1,400,000 plus certain costs over the next two years for technology transfer and services. I/N Tek also paid to ISC approximately $140,000 in 1993 for administrative support services. During 1993 I/N Tek made purchases from Company subsidiaries of approximately $7,945,000. In 1993, the partnership made payments to the partners in proportion to their partnership interests of approximately $1,595,000 in connection with subordinated loans the partners previously made to the partnership.

     In September 1989, the Company and NSC entered into a joint venture for a 400,000-ton electrogalvanizing line and 500,000-ton hot-dip galvanizing line adjacent to the I/N Tek venture. I/N Kote, the general partnership formed for this joint venture, is 50% owned by subsidiaries of each of ISC and NSC. The electrogalvanizing line began start-up operations in September 1991 and the hot-dip galvanizing line began start-up operations in November 1991. The project cost approximately $554,000,000. Permanent financing for the project, as well as for capitalized interest and a portion of the working capital, was provided by third-party long-term financing, by capital contributions by the two partners of $60,000,000 each and by subordinated partner loans of $30,000,000 each. ISC and NSC have each guaranteed the share of project indebtedness attributable to their respective subsidiaries. I/N Kote had approximately $516,000,000 outstanding under its long-term financing agreement at December 31, 1993. The joint venture will terminate on December 31, 2007, unless otherwise terminated or extended pursuant to provisions of the joint venture agreement. I/N Kote is required to buy all of its cold-rolled steel from ISC, which is required to furnish such cold-rolled steel at a price that results in an annual return on equity to the partners of I/N Kote, depending upon operating levels, of up to 10% after operating and financing costs; this price is subject to an upward price adjustment if ISC's return on sales is less than I/N Kote's return on sales. Prices of cold-rolled steel sold by ISC to I/N Kote are determined pursuant to the terms of the joint venture agreement and are based, in part, on operating costs of I/N Kote. During 1993, ISC sold cold-rolled sheet steel to I/N Kote at a price that approximated its cost of production compared to 1992, when such sales were at less than its cost of production. The amount of such adjustments for 1992 and 1993 are approximately $2,500,000 and $4,400,000 respectively. The total amount of such adjustments is expected to be paid by the partnership to ISC in 1994. The partners are not expected to be required to make price adjustment payments for 1994. ISC acts as sales agent for I/N Kote's products in North America, and NSC has agreed to certain limitations on its shipment of similar products into the U.S. and Canada. ISC incurred costs of approximately $31,101,000 to I/N Kote for certain tolling services and scrap purchases in 1993. I/N Kote and its partners also have entered into various technology, management, administrative services and other agreements with respect to the project. All of these agreements will terminate upon termination of the joint venture. I/N Kote paid ISC approximately $191,700,000 for cold-rolled sheet steel during 1993. I/N Kote paid approximately $270,000 to NSC in 1993 for engineering services and technology transfers and does not expect to pay any amounts to NSC for such services during 1994. In 1993, I/N Kote made purchases from NSC subsidiaries of approximately $14,000. I/N Kote made payments of approximately $6,713,000 to ISC in 1993 in connection with various administrative, engineering and sales services provided to I/N Kote by ISC. In addition to the transactions described above, Company subsidiaries made purchases of approximately $1,492,000 from I/N Kote in 1993 and during the year I/N Kote made purchases from Company subsidiaries of approximately $93,000.

     In the event of certain changes in control of either the Company or NSC, or if the Company makes or permits certain dispositions of specified portions of ISC's business or interests in ISC, the other party has the right to purchase the first party's interests in these ventures or to require the first party to buy its interests, in each case at fair market value.

OTHER AGREEMENTS

     Commencing in 1981, the Company and NSC have entered into various agreements pursuant to which NSC has provided technical services and licenses with respect to specific Company research and engineering projects. ISC and NSC also entered into a Steel Technology Agreement in 1989 that provides a framework for technology cooperation, furnishing of technical services, and licensing of proprietary steel technology by NSC to ISC. The agreement has an initial term of five years, with provision for annual renewals. Pursuant to certain of such agreements, ISC incurred charges of approximately $4,751,000 for technical services and engineering services provided to ISC by NSC in 1993 and for related administrative costs, and anticipates incurring charges of at least $2,000,000 in 1994 for such NSC services (and related costs) to be provided under such agreements. ISC also has agreed to purchase approximately $49,000,000 of steel slabs from NSC in 1994 and approximately $18,000,000 of steel slabs in 1995, at prices which approximate market prices.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table presents the compensation for fiscal 1991, 1992 and 1993 paid by the Company or its subsidiaries to the chief executive officer and the four other most highly compensated executive officers of the Company.

                                                                                Long-Term
                                                                              Compensation
                                                                                 Awards
                                                                         -----------------------
                                         Annual Compensation                          Securities
                                --------------------------------------   Restricted   Underlying
  Name and Principal                                    Other Annual       Stock        Stock        All Other
       Position         Year(1)  Salary      Bonus     Compensation(2)   Awards(3)    Options(#)   Compensation(2)(4)
- ----------------------  ----    --------    --------   ---------------   ----------   ----------   --------------
Robert J. Darnall       1993    $548,522    $      0      $       0       $267,000      40,000        $ 27,431
Chairman, President     1992     471,812           0              0              0      30,000          26,088
and Chief Executive
Officer
David B. Anderson       1993     299,208           0              0         89,000      18,000          14,956
Vice President-         1992     299,208           0              0              0      15,000          17,349
Corporate Planning,     1991     289,237           0             --              0      15,000              --
General Counsel
and Secretary(5)
W. Gordon Kay           1993     316,589     127,000        332,114(6)     144,625      25,000         418,540
Senior Vice             1992     302,627      66,000              0              0      20,000          15,764
President               1991     280,008           0             --              0      15,000              --
Earl L. Mason           1993     317,740           0              0        111,250      18,000          15,895
Vice President and      1992     309,166           0        130,116(7)           0      15,000          16,744
Chief Financial         1991     161,112(8)  100,000(9)           --       129,454      15,000              --
Officer
Maurice S. Nelson, Jr.  1993     448,589           0        210,519(6)     222,500      25,000         282,237
Senior Vice President   1992     344,009           0          4,218              0      20,000          14,943

- ---------------
(1) Mr. Darnall became Chief Executive Officer of the Company during 1992 and Mr. Nelson became an executive officer during 1992. Compensation for such individuals for 1991 is therefore not shown.

(2) Information is not required to be given for 1991.

(3) Awards consist of restricted common stock made during the three-year reporting period and are valued at the aggregate market value as of the date of grant. Dividends are paid on such shares to the extent paid on the Company's common stock. The vesting schedule for all such restricted stock awards made in 1993 provides that all shares will vest at the end of the three-year period beginning April 1, 1993. However, vesting may be accelerated at the discretion of the Compensation Committee in the event of exceptional individual performance and (or) significant progress by the Company or the appropriate business unit in meeting its operating and financial objectives. The number and value of the aggregate restricted stock holdings at

    December 31, 1993, based on the closing market price of the Company's common stock on such date, were: Mr. Darnall, 12,000 shares/$397,500; Mr. Anderson, 4,000 shares/$132,500; Mr. Kay, 6,500 shares/$215,313; Mr. Mason, 9,495 shares/$314,522; and Mr. Nelson, 14,938 shares/$494,821.

(4) Amounts for 1993 include a premium of $270,685 paid by the Company for an annuity for Mr. Nelson and a letter of credit in the face amount of $421,290 (with a present value of $402,716) for Mr. Kay to fund non-qualified retirement benefits. The remainder of such amounts in each case and all amounts for other named executive officers for 1993 represent the value of vested and unvested employer contributions and allocations to the Inland Steel Industries Thrift Plan and the Inland Steel Industries Non-qualified Thrift Plan.

(5) Mr. Anderson became Corporate Secretary effective January 1, 1994.

(6) Amounts for 1993 include tax gross-up payments in connection with the purchase of annuities or with establishment of a letter of credit for funding nonqualified retirement benefits, as follows: Mr. Kay, $320,825; and Mr. Nelson, $200,595.

(7) Includes primarily $81,944 related to Company-paid relocation expenses and a related $41,291 tax payment.

(8) Mr. Mason was first employed by the Company in June 1991; compensation shown is for the remainder of that year.

(9) Bonus paid pursuant to an employment agreement.

INDIVIDUAL OPTION GRANTS IN 1993

     The following table presents information with respect to (a) individual grants of options that were made during the last fiscal year to each of the named executive officers and (b) the grant date present value of such options.

                                                        INDIVIDUAL GRANTS
                               -------------------------------------------------------------------
                                                           OPTIONS GRANTED
                                                            AS A PERCENT
                               NUMBER OF    PERCENT OF      OF SHARES OF
                               SECURITIES  TOTAL OPTIONS    COMMON STOCK
                               UNDERLYING   GRANTED TO       OUTSTANDING
                                OPTIONS    EMPLOYEES IN       AT FISCAL      EXERCISE   EXPIRATION      GRANT DATE
            NAME               GRANTED(1)   FISCAL YEAR      YEAR-END(2)     PRICE(3)      DATE      PRESENT VALUE(4)
- -----------------------------  ---------   -------------   ---------------   --------   ----------   ----------------
Robert J. Darnall............    40,000         7.0%            0.10%        $26.125     5/25/2003       $462,000
David B. Anderson............    18,000         3.1              0.04         26.125     5/25/2003        207,900
W. Gordon Kay................    25,000         4.3              0.06         26.125     5/25/2003        288,750
Earl L. Mason................    18,000         3.1              0.04         26.125     5/25/2003        207,900
Maurice S. Nelson, Jr........    25,000         4.3              0.06         26.125     5/25/2003        288,750

- ---------------
(1) All options are for common stock and were granted on May 26, 1993. They become exercisable with respect to 16 2/3% of the shares after May 26, 1994, an additional 33 1/3% after December 31, 1994, an additional 16 2/3% after May 26, 1995, and are fully exercisable after May 26, 1996. See "Change in Control of the Company" for option provisions regarding any change in control of the Company.

(2) The percentage is based on 41,087,069 shares of common stock outstanding at December 31, 1993.

(3) The exercise price is equal to the average of the high and low price of the Company's common stock on the New York Stock Exchange Composite Transactions on the date of grant. The exercise price may be paid by delivery of already-owned shares, and an optionee may elect to have the Company withhold shares of stock (or accept already-owned shares) to satisfy tax withholding obligations with respect to option exercises or payments.

(4) In accordance with Securities and Exchange Commission rules, the Black-Scholes option pricing model was chosen to estimate the grant date present value of the options granted during 1993. The Company's use of this model should not be construed as an endorsement of the model's accuracy at valuing options. The following assumptions were made for purposes of calculating the present value of the options as of the grant date: the option term is 10 years, the volatility of Company common stock is 35.9% (calculated using daily stock prices for the one-year period prior to the grant date), the ten-year risk-free interest rate is 6.04%, the dividend rate is 0%, and a reduction of approximately 26.2% reflects the probability of (i) forfeiture due to termination prior to vesting, and (ii) a shortened option term due to termination of employment prior to the option expiration date. The value of the options granted in 1993 depends upon the actual performance of the Company's common stock during the applicable period; the actual value, if any, that an optionee will realize upon exercise of an option will depend on the excess of the market value of the Company's stock over the exercise price on the date the option is exercised.

AGGREGATED OPTION EXERCISES IN 1993 AND YEAR-END OPTION/SAR VALUES

     The following table presents the value of the option/SAR holdings of the named executive officers at the end of 1993; no options or SARs were exercised by them during the year.

                                                                        VALUE OF UNEXERCISED
                                             NUMBER OF SECURITIES           IN-THE-MONEY
                                            UNDERLYING UNEXERCISED        OPTIONS/SARS AT
                                            OPTIONS/SARS AT FISCAL       FISCAL YEAR-END(1)
                                            YEAR-END (EXERCISABLE/         (EXERCISABLE/
                  NAME                          UNEXERCISABLE)             UNEXERCISABLE)
- -----------------------------------------   ----------------------      --------------------
Robert J. Darnall........................        61,000/74,000           $  272,313/$576,375
David B. Anderson........................        36,500/35,500              186,625/ 280,063
W. Gordon Kay............................        27,833/46,667              148,070/ 360,836
Earl L. Mason............................        12,500/35,500              136,563/ 280,063
Maurice S. Nelson, Jr. ..................         8,333/41,667               92,289/ 302,086

- ---------------
(1) All such options are for common stock of the Company; value is based on the closing price of Company common stock on the New York Stock Exchange Composite Transactions on December 31, 1993.

PENSION BENEFITS

     The following table shows the maximum annual pension benefits payable on a straight life annuity basis to employees in various earnings classifications upon retirement at age 65. All benefit amounts shown in such table are subject to offset based upon Social Security earnings.

                               PENSION PLAN TABLE

AVERAGE ANNUAL
 EARNINGS FOR
THE APPLICABLE                         ANNUAL PENSION BENEFITS FOR YEARS OF SERVICE SHOWN
YEAR-OF-SERVICE            --------------------------------------------------------------------------
    PERIOD                 5 YEARS    10 YEARS   15 YEARS   20 YEARS   25 YEARS   30 YEARS   35 YEARS
- ---------------            --------   --------   --------   --------   --------   --------   --------
$   200,000..............  $ 17,000   $ 34,000   $ 51,000   $ 68,000   $ 85,000   $102,000   $119,000
    400,000..............    34,000     68,000    102,000    136,000    170,000    204,000    238,000
    600,000..............    51,000    102,000    153,000    204,000    255,000    306,000    357,000
    800,000..............    68,000    136,000    204,000    272,000    340,000    408,000    476,000
  1,000,000..............    85,000    170,000    255,000    340,000    425,000    510,000    595,000
  1,200,000..............   102,000    204,000    306,000    408,000    510,000    612,000    714,000
  1,400,000..............   119,000    238,000    357,000    476,000    595,000    714,000    833,000
  1,600,000..............   136,000    272,000    408,000    544,000    680,000    816,000    952,000

     As of April 5, 1994, executive officers named in the table under the heading "Summary Compensation Table" were credited with the following years of service under the plan: Robert J. Darnall -- 32 years; David B. Anderson -- 11 years; W. Gordon Kay -- 2 years; Earl L. Mason -- 3 years; and Maurice S. Nelson, Jr. -- 2 years.

     Pensions are provided by the Company and certain of its subsidiaries and affiliates under a non-contributory plan to eligible employees (including employees who are directors or officers) who, at retirement, have met certain service or service and age requirements. In general for salaried employees, benefits are based on years of service and individual earnings for the highest consecutive 36-month period of earnings during the last ten 12-month periods of service prior to retirement. For this purpose, earnings generally consist of salary compensation plus bonus compensation.

     Certain pension benefits in excess of limitations imposed by the Internal Revenue Code will be paid by the Company pursuant to unfunded non-contributory supplemental retirement plans. For any officer or employee with at least five years of service (including in the case of Maurice S. Nelson, Jr., service with his prior employer), annual compensation in excess of $150,000, and age 55 or older, these plans permit the Company to satisfy its obligations for benefits payable upon retirement at age 65 by (a) purchase of annuities either prior to or at the time of retirement (and a tax gross-up payment to the officer or employee at the time of purchase), or (b) the payment of a lump-sum amount at the time of retirement. The Company also established individual letters of credit naming certain executive officers or employees, including W. Gordon Kay, as beneficiaries to provide lump-sum payments at retirement to satisfy Company obligations pursuant to such supplemental retirement plans.

     All accrued benefits under the pension plan vest, and all benefits accrued under the supplemental retirement plans will become fully and irrevocably vested and distributable to participants as provided by the terms of such plans then in effect, in the event of a change in control of the Company. Any surplus assets under the plan are to be used to provide additional benefits in the event of a termination, merger or consolidation of the plan, or a transfer of assets to another plan, within three years of such a change in control, and limitations have been placed on amendments to the plan within such three-year period.

     Pension benefits are provided to eligible salaried employees of J. M. Tull Metals Company, Inc. under a separate benefit schedule of the Inland Steel Industries Pension Plan. The maximum annual pension benefits payable under such schedule are approximately three percent higher than those shown in the above table for comparable earnings and service. Prior to becoming covered by the Company's benefit schedule on January 1, 1992, W. Gordon Kay was covered by the Tull benefit schedule and is credited with 32 years of service under that schedule.

     The Company has an Agreement with Mr. Nelson under which he will receive supplemental pension benefits under the highest of whichever of three separate formulas applies. If his employment is terminated for any reason after five or more years of service with the Company, he will receive the excess, if any, of the amounts he would receive under the Company's pension plans if he were credited under those plans with his 21 years of service and his earnings with his prior employer over the sum of his actual benefits under the Company's pension plans plus those received by him under his prior employer's pension plans. If his employment is terminated at any time for any reason other than his voluntary resignation, he will receive the excess, if any, of 50% of the amounts he would receive under the Company's pension plans if he were credited under those plans with his years of service and earnings with his prior employer over his actual benefits under the Company's plans. If he retires as an employee of the Company on or after age 62, he will receive the excess, if any, of 50% of his "average monthly earnings" (as defined in the Company's plans) over amounts received by him under his prior employer's and the Company's pensions plans.

CHANGE IN CONTROL OF THE COMPANY

     Upon the occurrence of an event constituting a change in control of the Company, (i) the value of all outstanding stock options, stock appreciation rights and restricted stock awards (whether or not then fully exercisable or vested) will be cashed out at specified prices as of the date of the change in control, except that (a) any stock options or stock appreciation rights outstanding for less than six months are not cashed out until six months after the applicable date of grant and (b) the Compensation Committee of the Board of Directors may provide for immediate vesting instead of cashing out of restricted stock awards; and (ii) all outstanding performance awards will be cashed out in the amounts and manner determined by the Compensation Committee at the time such awards are made. In this connection, a "change in control of the Company" shall generally be deemed to occur if (i) any person becomes the owner of 40% or more of the combined voting power of the Company's voting securities (30% or more in the case of the Inland 1988 Incentive Stock Plan); (ii) during any two-year period the majority of the membership of the Company's Board changes without the approval of two-thirds of the directors who either were directors at the beginning of the period or whose election was previously so approved; (iii) the Company's stockholders approve a merger or consolidation with another company in which the Company's voting securities do not continue to represent at least 80% of the combined voting power of the voting securities of the surviving entity (excepting certain recapitalizations of the Company); or (iv) the Company's stockholders approve a liquidation, sale or disposition of all or substantially all of the Company's assets.

     The Company has entered into agreements with the named executive officers, the present terms of which expire on December 31, 1994, but are automatically extended for additional one-year periods thereafter unless the Company gives prior notice that it does not wish to extend such agreements for another year. These agreements provide that if such executive's employment is terminated within two years after a change in control of the Company either (i) by the Company other than for "cause" or other than as a consequence of death, disability or retirement (all as defined in such agreements) or (ii) by such executive for reasons relating to a diminution of responsibilities, compensation or benefits or relocation requiring a change in residence or a significant increase in travel, he will receive: (a) a lump-sum payment equal to two times the sum of (1) his current annual base salary plus (2) his average incentive bonus paid in the two years preceding termination of employment; (b) an amount in cash in lieu of any allocations, unpaid awards or rights under the Company's annual or other incentive compensation plans; (c) an amount in cash equal to the value of outstanding stock options granted under the Company's stock option plans; (d) an amount in cash equal to the value of shares of common stock awarded or issuable as performance and/or restricted shares under the Company's incentive stock plans; (e) life, disability, accident and health insurance as provided in the Company's insurance programs for a period of 24 months after termination of employment; and (f) an amount in cash in lieu of two years of additional accrued benefits under the Company pension plan. The severance agreements contain an excise tax "gross-up" provision pursuant to which the executive will be paid an additional amount upon the imposition of any excise tax. While this provision will preserve the benefits receivable under the severance agreements for the executives, the Company will not be entitled to a federal income tax deduction for a portion of the severance payment.

         REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
                        REGARDING EXECUTIVE COMPENSATION

     The Company's executive compensation programs are designed to attract and retain outstanding individuals as officers and key employees and to reward such individuals based on their personal performance and contributions and on the financial performance of the

Company and its business units. Such programs consist of three elements -- base salary compensation, short-term incentive compensation, and long-term incentive compensation -- and are administered by the Compensation Committee of the Board of Directors. The Compensation Committee consists of five directors, none of whom is or has been an employee of the Company or any of its subsidiaries. The Committee currently employs and periodically meets with outside compensation consultants for assistance regarding the Company's executive compensation programs.

     Total compensation opportunities are intended to be competitive with those offered by manufacturing companies of comparable size, with particular attention paid to the compensation practices of integrated steel producers, including those in the S&P Steel Index (see "Comparison of Five-Year and Two-Year Cumulative Total Return" below), and other metals companies. In recent years, as a result of economic difficulties in the steel industry in general and for the Company specifically, the Compensation Committee has been concerned about the retention of talented executive and management personnel. The Committee has addressed this concern by paying particular attention to base salary compensation and by the limited but important use of restricted stock.

     Base salary compensation of executive officers is reviewed annually by the Compensation Committee, and recommendations of the Committee in that regard are acted upon by the Board of Directors. Base salaries are targeted at the 50th percentile of comparable positions in the comparison group of companies described in the immediately preceding paragraph. Such base compensation generally represents approximately one-half of the total target compensation opportunity for executive officers of the Company. The other one-half of such target compensation, consisting of short-term and long-term incentive compensation in accordance with the factors described below, is variable and fluctuates significantly from year to year as a result of the highly cyclical condition of the steel industry. Mr. Darnall's base salary was increased to $550,000 in September 1992 in recognition of his increased responsibilities and the accomplishments resulting in his promotion to his current position and was not adjusted in 1993.

     Short-term incentive compensation is payable to officers and other key employees under the Inland Steel Industries, Inc. Annual Incentive Plan. This Plan, which is administered by the Compensation Committee, provides for cash awards based on a specified percentage of a participant's salary earnings and the extent to which corporate and(or) business unit performance standards based on return on operating assets are achieved for the year. Due to the financial performance of the Integrated Steel segment and the Company's net loss, such segment and the Company as a whole did not achieve the minimum performance standard established for 1993 and no payments were made under the Plan to Mr. Darnall or other named executive officers for 1993 except to Mr. Kay. Mr. Kay's award payments reflected the 1993 return on operating assets achieved by the Steel Service Center segment, of which he is president and chief operating officer. Because the Plan currently utilizes return on operating assets as the performance goal, 1993 awards do not reflect the positive performance by the Company stock as indicated in the 1993 portion of the two-year performance graph. The Plan is being submitted to stockholders for approval, as described under the caption "Proposal to Approve the Inland Steel Industries, Inc. Annual Incentive Plan" below, in order to satisfy the requirements of Internal Revenue Code Section 162(m) for maximum deductibility by the Company, for federal income tax purposes, of payments made under the Plan to named executive officers.

     Long-term incentive compensation grants and awards may be made by the Compensation Committee under the Inland 1992 Incentive Stock Plan. These grants and awards consist of stock options, stock appreciation rights, restricted stock awards, and performance awards, or combinations thereof. Stock options and stock appreciation rights may be granted at not less than 100% of the fair market value of the Company's common stock on the date of grant and are generally exercisable for a period not exceeding ten years. Restricted stock awards, consisting of shares of common stock, are contingent on continuing employment with the Company for not less than one or more than ten years, and performance awards, payable in shares of common stock or cash, are contingent on the achievement over a period of not less than one or more than ten years of such performance objectives as shall be established by the Compensation Committee. Grants and awards made by the Compensation Committee under the Plan are intended to provide executive officers not only with additional incentives for outstanding individual performance but also with an opportunity to acquire an ownership stake in the Company and thereby more closely align their interests with those of the stockholders.

     Options to purchase a total of 126,000 shares of common stock and restricted stock awards totalling 37,500 shares of common stock were granted to named executive officers by the Compensation Committee in 1993, including options to purchase 40,000 shares and a restricted stock award of 12,000 shares to Mr. Darnall. The Compensation Committee considered the amount and terms of prior awards of options when deciding on option awards for 1993. Such grants of options and restricted stock, including those made to Mr. Darnall, were targeted at the 50th percentile of comparable positions based on a compensation analysis for officer positions of the Company, a comparative company survey of compensation practices at 26 industrial companies (including two companies in the S&P Steel Index) with median sales revenues of $2,700,000,000 and a summary of executive compensation issues prepared by the Company's outside executive compensation consultants. Grants to named executive officers in 1993 were approximately 77% stock options and 23% restricted stock awards. These grants were intended to provide incentives to improve stockholder value, to encourage executive retention in a highly cyclical industry and to remain competitive in executive recruitment. The restrictions on the restricted stock awards will lapse, and the shares vest, at the end of the three-year period beginning April 1, 1993. However, vesting may be accelerated at the discretion of the Compensation Committee in the event of exceptional individual performance and(or) significant progress by the Company or the respective business unit in meeting its operating and financial objectives. No performance awards were made to named executive officers in 1993.

     The Compensation Committee established a Stock Ownership Guidelines Program in January 1994 for approximately 260 executive officers and key employees. The Program is designed to align the interest of the Company's executive officers and key employees with those of Company stockholders to create value for stockholders. The Program establishes stock ownership goals to be met by such officers and key employees by December 31, 1998. Stock ownership goals are satisfied by Company stock held by executives and their families, Company stock held in the Inland Steel Industries Thrift Plan, and stock options, based on the difference between the market price and the exercise price.

     Certain pension benefits in excess of limitations imposed by the Internal Revenue Code are required to be paid by the Company pursuant to existing unfunded non-contributory supplemental retirement plans. These plans were amended during 1993 to permit the Company, in the case of officers or employees meeting certain age, service and compensation level requirements, to satisfy its obligations for benefits payable upon retirement at age 65 by (a) purchase of annuities either prior to or at the time of retirement (and a tax gross-up payment to the officer or employee at the time of purchase), or (b) the payment of a lump-sum amount at the time of retirement. Pursuant to the amended Plan, the Company purchased an annuity for Mr. Nelson in 1993 covering all accrued obligations as of December 31, 1993. The Company also established an individual letter of credit naming W. Gordon Kay as beneficiary to provide a lump-sum payment at retirement to satisfy Company obligations pursuant to such supplemental retirement plans. Such annuity and letter of credit and the related tax gross-ups were designed to provide an after-tax benefit equivalent to the benefit provided under the plans. Establishing such security for non-qualified retirement benefits enables the Company to satisfy such obligations on a current basis, to defer the covered employee's receipt of payment until retirement and to meet such obligation on retirement by lump-sum payment. The Compensation Committee amended the plans to adopt the annuity program to encourage executive retention, to reduce the Company's future obligations with respect to these plans, and to attain security for eligible employees for pension payments at an acceptable level of tax consequences to the Company and eligible employees.

     Mr. Darnall meets frequently with the Compensation Committee and with the non-management directors. These meetings include an annual review by the Committee of his financial, operating, and organizational goals for the Company for the year and an evaluation of the achievement of the previous year's goals. The results of that evaluation are an important element in compensation decisions made by the Committee and the Board of Directors, both with respect to Mr. Darnall and with respect to the other executive officers of the Company.

     The Compensation Committee desires to maximize the ability of the Company to deduct compensation expenses for federal income tax purposes. Therefore, the Committee has examined the Company's compensation policy in light of amendments to the Internal Revenue Code enacted in 1993 that could limit the deductibility of compensation of the chief executive officer and the four other most highly compensated officers of the Company. These amendments to the Code allow compensation paid pursuant to plans that are approved by stockholders and that meet certain other requirements, including establishing objective performance goals, to continue to be deductible. Therefore, the Compensation Committee has recommended, and the Board of Directors has adopted, amendments to the

Inland Steel Industries, Inc. Annual Incentive Plan, subject to stockholder approval, that satisfy these requirements. See "Proposal to Approve the Inland Steel Industries, Inc. Annual Incentive Plan" below.

                           RAYMOND C. TOWER, Chairman          ARNOLD R. WEBER
                           JOSHUA I. SMITH                     DONALD S. PERKINS
                           EMERSON KAMPEN

          COMPARISON OF FIVE-YEAR AND TWO-YEAR CUMULATIVE TOTAL RETURN

     The following charts compare the Company's cumulative total stockholder return on its common stock for the five-year period and the two-year period ended December 31, 1993, with the cumulative total return of the Standard & Poor's 500 Composite Stock Price Index (the "S&P 500 Index") and the Standard & Poor's Steel Index (the "S&P Steel Index"), both of which indexes include the Company. These comparisons assume the investment of $100 on December 31, 1988 and 1991, respectively, and the reinvestment of dividends. In addition to the Company, the S&P Steel Index includes Armco, Inc., Bethlehem Steel Corporation, Nucor Corp., USX-US Steel Group, Inc. and Worthington Industries.

      Measurement Period
    (Fiscal Year Covered)           INLAND          S&P 500        S&P STEEL
1988                                       100             100             100
1989                                        84             132              97
1990                                        65             127              81
1991                                        57             165             100
1992                                        60             177             131
1993                                        87             195             172

     In late 1991, the Company announced a major turnaround strategy to improve performance by reducing costs and enhancing asset utilization and in this connection took a $215 million restructuring charge. While the Company's total return lagged the indices in

1992, key elements of the Company's turnaround strategy have now been implemented and total return for 1993 significantly exceeded both indices.

      Measurement Period
    (Fiscal Year Covered)           INLAND          S&P 500        S&P STEEL
1991                                       100             100             100
YEQ1 92                                    105              97             101
Q2 92                                      120              99             111
Q3 92                                       86             102              97
Q4 92                                      105             108             131
Q1 93                                      102             112             150
Q2 93                                      133             113             155
Q3 93                                      130             116             152
Q4 93                                      153             118             172

                            PROPOSAL TO APPROVE THE
                         INLAND STEEL INDUSTRIES, INC.
                             ANNUAL INCENTIVE PLAN

     The Company has maintained the Inland Steel Industries, Inc. Annual Incentive Plan (the "Plan") as an integral part of its compensation plan for salaried employees for many years. The Board of Directors is now submitting the Plan to stockholders for approval in order to enable the Company to qualify payments made under the Plan as deductible for federal income tax purposes for tax years commencing January 1, 1994. The summary of the Plan which follows is qualified in its entirety by reference to the complete text of the Plan as set forth in Exhibit A hereto.

GENERAL DESCRIPTION

     All full-time salaried employees of the Company, Inland Steel Company, Inland Materials Distribution Group, Inc., Joseph T. Ryerson & Son, Inc., and J.M. Tull Metals Company, Inc., and of any affiliate, subsidiary, division or group of the Company or any subsidiary of the Company designated from time to time by the Board of Directors of the Company (each, a "Corporate Unit") as of the first and last day of a quarterly award period or as of June 30 and December 31 of an annual award period (except as otherwise provided by the Committee) are eligible to be designated as participants in the Plan for the applicable award period. As of December 31, 1993, approximately 5,700 employees were eligible to participate in the Plan. Except in the case of death, disability, retirement or change of control, a participant must be an employee as of the last day of an award period to be eligible for an award. The Compensation Committee may adopt criteria restricting the number of full-time salaried employees eligible to be designated as Plan participants for any applicable award period. The Compensation Committee may determine and establish from time to time an award period applicable to any specified Corporate Unit or salary classification or grade, or combination thereof, which award period may be either a calendar quarter or a calendar year. The Compensation Committee determines and designates from time to time those eligible employees who will be participants in any award period. Notwithstanding any other provision of the Plan to the contrary, the Compensation Committee may impose such conditions on participation in and awards under the Plan as it deems appropriate, including conditions applicable to one or more participants that are intended to cause awards payable under the Plan to be deductible for purposes of Section 162(m) of the Internal Revenue Code. Such conditions include (but are not limited to) conditions that may subject payment of awards to further stockholder approval of the Plan and conditions that preclude the Compensation Committee from exercising any discretion otherwise provided by the Plan to adjust Consolidated Earnings or Operating Profits (as such terms are defined in the Plan) or to adjust individual awards, if the effect of any such adjustment would be to increase the amount of any award otherwise payable to such participants.

     For each award period, the Compensation Committee must establish (i) a minimum financial performance required by a Corporate Unit before an award may be paid to a participant employed in such Corporate Unit, (ii) for each participant, a Target Award expressed as a percentage of base salary earnings for each such participant for such award period, on the basis of the individual's salary grade classification, and (iii) an award schedule for each Corporate Unit. The Plan permits minimum financial performance to be based upon either return on equity or return on operating assets. Return on equity is calculated by dividing consolidated earnings before taxes (with certain adjustments) by stockholders' equity as adjusted for the relevant award period. Return on operating assets is calculated by dividing operating profits as adjusted by operating assets (as defined in the Plan). The Compensation Committee has established the minimum financial performance of each Corporate Unit based on return on operating assets.

     No award will be paid to any participant in a Corporate Unit which in any award period did not achieve the minimum financial performance established for such Corporate Unit. The award for each participant in a Corporate Unit is the percentage of such individual's Target Award determined in accordance with the applicable award schedule; provided, however, that, subject to Plan provisions limiting discretion of the Compensation Committee, the Compensation Committee may adjust awards on the basis of quantitative and qualitative performance measures and evaluations as it deems appropriate and may make adjustments as it deems appropriate in the case of participants whose salary grade classifications have changed during the relevant award period or who have been employed in more than one Corporate Unit during the relevant award period. The maximum award payable to a participant in any calendar year is $2,000,000. To the extent provided by the Committee, any payment under the Plan may be deferred and, to the extent deferred, may be credited with an interest or earnings factor as determined by the Committee.

     Awards are paid in cash as soon as practicable after the end of the applicable award period for which the award is made. If the participant to whom an award has been made dies prior to the payment of the award, the award is paid to the legal representative or to such other person as determined by the chief executive officer of the Company. The Company or applicable Corporate Unit has the right to deduct any taxes required by law to be withheld from any award. The following table shows awards made under the Plan for 1993:

                                                               1993 AWARDS
                          NAME AND POSITION(1)               DOLLAR VALUE(2)
               -------------------------------------------   ---------------
               Robert J. Darnall..........................      $       0
               Chairman, President and
               Chief Executive Officer
               David B. Anderson..........................              0
               Vice President-Corporate Planning,
               General Counsel and Secretary
               W. Gordon Kay..............................        127,000
               Senior Vice President
               Earl L. Mason..............................              0
               Vice President and
               Chief Financial Officer
               Maurice S. Nelson, Jr......................              0
               Senior Vice President
               Current Executive..........................        127,000
               Officers as a Group
               All Employees, including all Current
                 Officers who are not Executive Officers,
                 as a Group...............................      2,125,000

- ---------------
(1) Only employees of the Company and its subsidiaries are eligible for awards under the Plan.

(2) All awards made under the Plan for 1993 reflected the performance of the Steel Service Center segment, of which Mr. Kay is President.

CHANGE OF CONTROL

     The Plan provides that it will remain in effect for the remainder of any calendar year in which a Change of Control of the Company occurs, and that each participant will receive an award for all award periods occurring in such calendar year at least equal to the Target Award whether or not awards would otherwise have been payable under the Plan for such award periods occurring in such calendar year and whether or not the participant was an employee at the end of any award period occurring in such calendar year. A "Change of Control of the Company" is deemed to have occurred if there has been a change in the composition of the Company's Board of Directors such that a majority of the Board of Directors shall have been members for less than 24 months, unless the election of each new director who was not a director at the beginning of the 24-month period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period.

PLAN ADMINISTRATION

     The Plan is administered by the Compensation Committee. Under the terms of the Plan no member of the Compensation Committee is eligible to receive an award while serving on such Committee (and no member would receive an award in any event because awards are limited to employees and no Committee member is or has been an employee of the Company or any of its subsidiaries). The Compensation Committee has authority to interpret the Plan, to establish, amend and rescind rules and regulations for the administration of the Plan, and to delegate to one or more senior executive officers of the Company the right to administer the Plan as it pertains to employees who are not officers of the Company or any other Corporate Unit. Subject to Plan provisions respecting a Change of Control of the Company, the Board of Directors of the Company may amend, suspend or terminate the Plan at any time.

FEDERAL TAX ISSUES AND OTHER INFORMATION

     An award constitutes ordinary income taxable to a participant in the year to which the award relates. Subject to the provisions of Section 162(m) of the Internal Revenue Code of 1986, as amended, and proposed regulations promulgated thereunder (collectively, the "Code"), the Company or appropriate Corporate Unit generally will be entitled to a corresponding deduction for the year to which awards under the Plan relate (or, to the extent deferred, for the year in which paid) with the possible exception of payments made upon a change of control. In August 1993, the Omnibus Budget Reconciliation Act of 1993, among other things, amended Section 162(m) of the Code to limit the allowable deduction for compensation paid or accrued with respect to the chief executive officer and the four other most highly compensated officers of a publicly held corporation at the end of each fiscal year (commencing with fiscal years beginning on or after January 1, 1994) to no more than $1,000,000 per year. Pursuant to proposed Internal Revenue Service regulations published in December 1993, certain types of compensation are excluded from this deduction limit, including payments subject to the attainment of objective performance goals and satisfaction of a disinterested director requirement and of a stockholder approval requirement.

     Awards under the Plan meet the performance-based compensation requirement because the awards are paid upon meeting the minimum financial performance standards established by the Compensation Committee for each award period. The Plan's administration by the

Compensation Committee, as limited by Plan provisions governing the Compensation Committee's discretion in making awards to the chief executive officer and other participants for purposes of Section 162(m) of the Code, meets the second requirement. The submission of the Plan to stockholders for approval and the establishment of Plan provisions (i) limiting maximum awards, (ii) authorizing the Compensation Committee to condition awards in order to preserve the Company's tax deductions under Section 162(m), and (iii) precluding the Compensation Committee from exercising its discretion to increase awards to executives subject to Section 162(m) of the Code, are intended to qualify awards made for 1994 and thereafter so as to preserve the Company's federal tax deduction, if and when awards are paid under the Plan.

EFFECT OF VOTE

     When stockholders approve the Plan, the Company intends to deduct, as performance-based compensation, the amounts of any awards paid under the Plan to the chief executive officer and the four other most highly compensated officers of the Company in determining the Company's federal income tax liability. Otherwise, the Company will maintain the Plan with respect to salaried employees but will exclude the chief executive officer and the four other most highly compensated executive officers at year-end from participating in the Plan.

     Approval of the Plan requires the affirmative vote of the holders of shares of the Company representing more than 50% of the voting power of shares represented in person or by proxy and entitled to vote at the Annual Meeting. Abstentions count against the proposal and broker non-votes have no effect on the outcome of the vote. Proxies not limited to the contrary will be voted for the approval of the Plan.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE INLAND STEEL INDUSTRIES, INC. ANNUAL INCENTIVE PLAN.

                              ELECTION OF AUDITORS

     Proxies not limited to the contrary will be voted for the election of Price Waterhouse to audit the accounts of the Company and its subsidiaries for the year 1994. Any proxy indicating a contrary choice will be voted in accordance with that choice. Price Waterhouse has audited the accounts of the Company since January 1, 1918.

     Representatives of Price Waterhouse will be present at the Annual Meeting and will be given the opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE ELECTION OF PRICE WATERHOUSE AS AUDITORS.

                           PROPOSALS OF STOCKHOLDERS

     Proposals of stockholders must be received in writing by the Secretary of the Company no later than December 19, 1994 in order to be considered for inclusion in the Company's proxy statement and form of proxy relating to the Annual Meeting of Stockholders to be held in 1995. The By-laws of the Company provide an advance notice procedure for proposals not included in the proxy statement and in the form of proxy to be properly brought before an annual meeting of stockholders.

                                 OTHER MATTERS

     The Board of Directors does not know of any matters to be presented at the Annual Meeting other than those set forth in the Notice of the Annual Meeting. However, if any other matters do come before the meeting, it is intended that the holders of the proxies will vote thereon in their discretion.

                                             By order of the Board of Directors,

                                                    DAVID B. ANDERSON, Secretary

April 18, 1994

Chicago, Illinois

- --------------------------------------------------------------------------------

Each stockholder, whether or not he or she expects to be present in person at the Annual Meeting, is requested to SIGN, DATE AND RETURN THE ENCLOSED PROXY in the accompanying envelope as promptly as possible. A stockholder may revoke his or her proxy at any time prior to voting.

                                                                       EXHIBIT A

                         INLAND STEEL INDUSTRIES, INC.
                             ANNUAL INCENTIVE PLAN

1. PURPOSE

     The purpose of the Annual Incentive Plan (the "Plan") of Inland Steel Industries, Inc. (the "Company") is to promote the interests of the Company and its stockholders by (i) attracting and retaining salaried employees of outstanding ability; (ii) strengthening the Company's capability to develop, maintain and direct a competent employee population; (iii) motivating salaried employees, by means of performance-related incentives, to achieve financial rewards; (iv) providing annual incentive compensation opportunities which are competitive with those of other major corporations; and (v) enabling salaried employees to participate in the growth and financial success of the Company.

2. DEFINITIONS

     "Affiliate" -- means any corporation or other entity which is not a Subsidiary but as to which the Company possesses a direct or indirect ownership interest and has power to exercise management control.

     "Award" -- means an amount for an Award Period determined to be payable to a Participant under the Plan.

     "Award Period" -- means a calendar quarter or a calendar year, as the Committee may establish from time to time with respect to any Hay point class or resulting salary grade designations, to any Corporate Unit, or to a combination of these factors.

     "Award Schedule" -- means the schedule to be used for determining Awards as established by the Committee and set forth in the Addendum to the Plan applicable to the Corporate Unit covered thereby.

     "Committee" -- means the Compensation Committee of the Board of Directors of the Company.

     "Consolidated Earnings" -- means the net income for the relevant Award Period, on a consolidated basis, of the Company and all Subsidiaries, adjusted as follows: (i) by adding back any amounts credited to the fund or funds under the Plan for the Award Period in question; (ii) by adding back any provisions of federal, state or municipal taxes which are based on or determined by earnings or net income and imposed on the Company or any Subsidiary; (iii) by eliminating gains or losses from sales or other dispositions of assets arising other than in the ordinary course of business or arising from discontinued operations (after adjusting for taxes in the manner provided in (ii) above); and (iv) by deducting or adding back any other earnings or charges (after adjusting for taxes in the manner provided in (ii) above) that have been designated by the Committee for exclusion or inclusion under the Plan.

     "Corporate Unit" -- means the Company, Inland Steel Company, Inland Materials Distribution Group, Inc., Joseph T. Ryerson & Son, Inc./East, Joseph
T. Ryerson & Son/Central, Joseph T. Ryerson & Son/West, Ryerson Coil Processing,
J. M. Tull Metals Company, Inc., and any Affiliate, other Subsidiary or any division or group of the Company or any Subsidiary designated as a Corporate Unit from time to time by the Board of Directors of the Company.

     "Employee" -- means an employee eligible to be designated a Participant in the Plan.

     "Operating Assets" -- means the average for an Award Period of the sum (computed on a month-end basis) of (i) working capital (with inventory adjusted to current value and excluding cash, marketable securities, interest-bearing receivables, notes payable and long-term debt due in one year); (ii) property, plant and equipment, net of accumulated depreciation; and (iii) any other operating assets.

     "Operating Profit" -- means the operating profit set forth in the Company's Quarterly Report on Form 10-Q or Annual Report to Stockholders for a Corporate Unit for the applicable Award Period, or if not separately stated, as determined in accordance with generally accepted accounting principles based on the financial results presented in such Quarterly Report on Form 10-Q or Annual Report, in each case as adjusted by the Committee to reflect such items as the Committee determines appropriate.

     "Participant" -- means an Employee who is selected by the Committee to receive an Award under the Plan.

     "Return on Equity" -- means Consolidated Earnings divided by Stockholders' Equity.

     "Return on Operating Assets" -- means Operating Profit divided by Operating Assets (expressed as a percentage), provided that Operating Profit shall be computed for this purpose without giving effect to any payments to Participants for the Award Period in question.

     "Stockholders' Equity" -- means the average of the amounts so designated on a consolidated basis in the Company's Quarterly Report on Form 10-Q or Annual Report to Stockholders as of the close of the applicable Award Period for which Awards under the Plan are being made and with respect to annual Award Periods, as of the close of the preceding fiscal year, and with respect to quarterly Award Periods, as of the close of the preceding fiscal quarter, less the aggregate amount of any equity financings from external sources during the applicable Award Period for which Awards are being made.

     "Subsidiary" -- means any corporation in which the Company possesses directly or indirectly more than fifty percent (50%) of the total combined voting power of all classes of its stock.

     "Target Award" -- means the percentage of a Participant's base salary earnings for an Award Period as established by the Committee pursuant to paragraph 6 of the Plan and set forth in the Addendum to the Plan applicable to the Corporate Unit in which such Participant is employed.

     "Threshold" -- means the minimum financial performance (established by the Committee and set forth in the Addendum to the Plan applicable to such Corporate
Unit) required by a Corporate Unit before an Award may be paid to a Participant employed in such Corporate Unit.

3. ADMINISTRATION

     The Plan shall be administered by the Committee. No member of the Committee shall be eligible to receive an Award while serving on the Committee. The Committee shall have authority to interpret the Plan and to establish, amend and rescind rules and regulations for the administration of the Plan, and all such interpretations, rules and regulations shall be conclusive and binding on all persons. In addition, the Committee may delegate to one or more senior executive officers of the Company the right to administer the Plan as it pertains to employees who are not officers of the Company or any other Corporate Unit. Notwithstanding any other provision of the Plan to the contrary, the Committee may impose such conditions on participation in and Awards under the Plan as it deems appropriate. Such conditions may include conditions applicable to one or more Participants which are intended to cause Awards payable to such Participants to be disregarded for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended, including but not limited to conditions which subject payment of Awards to stockholder approval of the Plan and conditions which preclude the Committee from exercising any discretion otherwise provided by the Plan to adjust Consolidated Earnings or Operating Profits or to adjust individual Awards in accordance with paragraph 7, if the effect of any such adjustment would be to increase the amount of any Award otherwise payable to such Participants.

4. ELIGIBILITY

     Except as otherwise provided by the Committee, all full-time salaried employees of a Corporate Unit as of (a) the first day and the last day of a quarterly Award Period, or (b) June 30 and December 31 of an annual Award Period, as applicable, are eligible to be designated Participants in the Plan for such Award Period, provided, however, that the Committee may adopt criteria restricting the number of full-time salaried employees of a Corporate Unit eligible to be so designated, which criteria shall be set forth in the Addendum to the Plan applicable to such Corporate Unit.

5. DESIGNATION OF PARTICIPANTS

     The Committee shall determine and designate from time to time those Employees who shall be Participants. The designation of an Employee as a Participant in the Plan for any Award Period shall not bestow upon such Employee any right to receive an Award for such Award Period or the right to be designated a Participant for any subsequent Award Period.

6. INDIVIDUAL AWARD OPPORTUNITY

     For each Award Period, the Committee shall establish for each Participant a Target Award, expressed as a percentage of his or her base salary earnings for such Award Period, on the basis of his or her Hay point classification or resulting salary grade designation.

7. DETERMINATION OF AWARDS

     Awards for each Award Period for Participants in each Corporate Unit shall be determined in accordance with the Award Schedule established by the Committee for such Corporate Unit, provided, however, that no Award shall be paid to any Participant in a Corporate Unit for any Award Period in which the performance of such Corporate Unit did not equal or exceed the Threshold applicable to such Corporate Unit. The Award for each Participant in a Corporate Unit shall be the percentage of his or her Target Award determined in accordance with the applicable Award Schedule, provided, however, that subject to Paragraph 3 hereof, the Committee may adjust such Award for individual performance on the basis of such quantitative and qualitative performance measures and evaluations as it deems appropriate, and provided, further, that the Committee may also make such adjustments as it deems appropriate in the case of Participants whose Hay point classifications or resulting salary grade designations have changed during the applicable Award Period or who have been employed in more than one Corporate Unit during an Award Period. In no event may a participant be paid an Award in any calendar year in excess of $2,000,000. No segregation of any moneys or the creation of any trusts or the making of any special deposits shall be required in connection with any Awards made or to be made under the Plan.

8. PAYMENT OF AWARDS

     Awards shall be paid in cash as soon as practicable after the end of the Award Period for which the Award is made. If a Participant to whom an Award has been made dies prior to the payment of the Award, such Award shall be delivered to his or her legal representative or to such other person or persons as shall be determined by the Chief Executive Officer of the Company. The Company or other applicable Corporate Unit shall have the right to deduct from all Awards payable under the Plan any taxes required by law to be withheld by the Company or other Corporate Unit with respect thereto, provided however, that to the extent provided by the Committee, any payment under the Plan may be deferred and to the extent deferred, may be credited with an interest or earnings factor as determined by the Committee.

9. TERMINATION OF EMPLOYMENT

     Except in the case of death, disability or retirement or except as provided in paragraph 10, a Participant must be an employee as of the end of the Award Period in order to be eligible for an Award.

10. CHANGE OF CONTROL

     In the event of a Change of Control of the Company (as hereinafter defined), the Plan shall remain in full force and effect for the remainder of the calendar year in which such Change of Control occurs, and each Participant shall receive an Award for all Award Periods occurring in such calendar year, at least equal to his or her Target Award, regardless of whether or not Awards would otherwise have been payable under the Plan for such Award Periods and regardless of whether or not such Participant was an Employee at the end of any Award Period occurring in such calendar year. A "Change of Control of the Company" shall be deemed to have occurred if there shall have been a change in the composition of the Board of Directors of the Company such that a majority of the Board of Directors shall have been members of the Board of Directors for less than twenty-four months, unless the election of each new director who was not a director at the beginning of the twenty-four month period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period.

11. TRANSFERABILITY

     Any payment to which a Participant may be entitled under the Plan shall be free from the control or interference of any creditor of such Participant and shall not be subject to attachment or susceptible of anticipation or alienation. The interests of a Participant shall not be transferable except by will or the laws of descent and distribution.

12. NO RIGHT TO PARTICIPATION; EMPLOYMENT

     Neither the adoption of the Plan nor any action of the Committee shall be deemed to give any Employee any right to be designated as a Participant under the Plan. Further, nothing contained in the Plan, nor any action by the Committee or any other person hereunder, shall be deemed to confer upon any Employee any right of continued employment with any Corporate Unit or to limit or diminish in any way the right of any Corporate Unit to terminate his or her employment any time with or without cause.

13. NONEXCLUSIVITY OF THE PLAN

     This Plan is not intended to and shall not preclude the Board of Directors of the Company from adopting or continuing such additional compensation arrangements as it deems desirable for Participants under this Plan, including any thrift, savings, investment, stock purchase, stock option, profit sharing, pension, retirement, insurance or other incentive plan.

14. AMENDMENT

     Except as provided in paragraph 10 hereof, the Board of Directors of the Company may amend, suspend or terminate the Plan at any time.

                                                               NOTICE OF
                                                          ANNUAL MEETING
                                                         OF STOCKHOLDERS
                                                     AND PROXY STATEMENT
               ---------------------------------------------------------

                                           INLAND STEEL INDUSTRIES, INC.
                                                                    1994

                           GRAPHICS APPENDIX LIST




  Page where
Graphic Appears                 Description of Graphic or Cross-Reference
- ---------------                 -----------------------------------------


Pages 3, 4 and 5                Graphics Nos. 1 through 11 are photographs of
                                each nominee for election as director of the Company.



Pages 24 and 25                 Graphics Nos. 12 and 13 are stock performance
                                graphs comparing the cumulative total
                                stockholder return on the Company's common stock for the five-year period and the two-year period ended December 31, 1993, with the cumulative total return of the Standard &
                                Poor's 500  Composite Stock Price Index and the
                                Standard & Poor's Steel Index, both of which indices include the Company. The comparisons assume the investment of $100 on December 31, 1988 and 1991, respectively, and the reinvestment of dividends. Data points in each graph as presented in the EDGAR version follow the placeholder in the Proxy Statement. In addition to the Company, the S&P Steel Index includes Armco, Inc., Bethlehem Steel
                                Corporation, Nucor Corp., USX-US Steel Group,
                                Inc. and Worthington Industries.

- --------------------------------------------------------------------------------

        INLAND STEEL INDUSTRIES, INC.--CONFIDENTIAL VOTING DIRECTIONS
                SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

   As a Participant in the Inland Steel Industries Thrift Plan, I hereby direct Harris Trust and Savings Bank, as Trustee of the Employee Stock Ownership Plan contained within the Thrift Plan, to vote all shares of common stock and all shares of Series E ESOP Convertible Preferred Stock of Inland Steel Industries, Inc. that are credited to my accounts in the Plan as of April 5, 1994 at the Annual Meeting of Stockholders of the Company to be held May 25, 1994 and at any adjournment thereof. UNLESS OTHERWISE SPECIFIED, ALL SHARES ALLOCATED TO THE UNDERSIGNED'S THRIFT PLAN ACCOUNTS WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR APPROVAL OF THE INLAND STEEL INDUSTRIES, INC. ANNUAL INCENTIVE PLAN, FOR THE ELECTION OF PRICE WATERHOUSE AS AUDITORS, AND AT THE DISCRETION OF THE TRUSTEE OR ITS PROXIES UPON ANY AND ALL OTHER MATTERS THAT MAY PROPERLY COME BEFORE SUCH ANNUAL MEETING OR ANY ADJOURNMENT THEREOF.

                        (Please complete on other side)
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

    PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.  / /
- --------------------------------------------------------------------------------

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1, 2, AND 3.

1.  ELECTION OF DIRECTORS.

A. Robert Abboud, James W. Cozad, Robert J. Darnall, James A. Henderson, Emerson Kampen, Robert B. McKersie, Donald S. Perkins, Joshua I. Smith, Nancy H. Teeters, Raymond C. Tower and Arnold R. Weber.

        For     Withheld        For All Except
        / /       / /               / /_________________________

2.   APPROVAL OF THE INLAND STEEL INDUSTRIES, INC. ANNUAL INCENTIVE PLAN.

        For     Against         Abstain
        / /       / /             / /

3.   THE ELECTION OF PRICE WATERHOUSE AS AUDITORS FOR THE YEAR 1994.

        For     Against         Abstain
        / /       / /             / /


4. IN THE DISCRETION OF THE PROXIES, TO VOTE UPON ANY AND ALL OTHER MATTERS WHICH MAY PROPERLY COME BEFORE SUCH ANNUAL MEETING OR ANY ADJOURNMENT THEREOF.

                                        --------------------------------
                                        Signature

                                        --------------------------------
                                        Signature (If Held Jointly)

                                        Dated                         , 1994
                                              ------------------------
                                PLEASE DATE, SIGN, AND RETURN PROMPTLY.

- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------
                        INLAND STEEL INDUSTRIES, INC.
             PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

   The undersigned hereby appoints Robert J. Darnall, David B. Anderson and Charles B. Salowitz, and each of them, as attorneys and proxies (with full power of substitution in each) to vote all common stock of the Company that the undersigned is entitled to vote (including any common stock credited to the account of the undersigned under the Company's Shareholder Investment Service) and all Series A $2.40 Cumulative Convertible Preferred Stock that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held May 25, 1994 and at any adjournment thereof. UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR APPROVAL OF THE INLAND STEEL INDUSTRIES, INC. ANNUAL INCENTIVE PLAN, FOR THE ELECTION OF PRICE WATERHOUSE AS AUDITORS, AND AT THE DISCRETION OF THE PROXIES ON ANY AND ALL OTHER MATTERS THAT MAY PROPERLY COME BEFORE SUCH ANNUAL MEETING OR ANY ADJOURNMENT THEREOF.

                       (Please complete on other side)


- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

    PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.  / /

- --------------------------------------------------------------------------------

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1, 2, 3.

1.  ELECTION OF DIRECTORS.

A. Robert Abboud, James W. Cozad, Robert J. Darnall, James A. Henderson, Emerson Kampen, Robert B. McKersie, Donald S. Perkins, Joshua I. Smith, Nancy H. Teeters, Raymond C. Tower and Arnold R. Weber.


        For             Witheld         For All Except
        / /               / /               / /___________________

2.  APPROVAL OF THE INLAND STEEL INDUSTRIES, INC. ANNUAL INCENTIVE PLAN.

        For             Against         Abstain
        / /               / /               / /

3.  THE ELECTION OF PRICE WATERHOUSE AS AUDITORS FOR THE YEAR 1994.

        For             Against         Abstain
        / /               / /               / /

4. IN THE DISCRETION OF THE PROXIES, TO VOTE UPON ANY AND ALL OTHER MATTERS WHICH MAY PROPERLY COME BEFORE SUCH ANNUAL MEETING OR ANY ADJOURNMENT THEREOF.

                                                ------------------------
                                                Signature

                                                ------------------------
                                                Signature (If Held Jointly)

                                                Dated                , 1994
                                                      ---------------
                                        PLEASE DATE, SIGN, AND RETURN PROMPTLY.

- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

     DEAR STOCKHOLDER:

         Enclosed are your Proxy and Proxy Statement for the 1994 Annual Meeting of Stockholders of Inland Steel Industries, Inc. Voting with respect to any common stock held by you of record in certificate form, any common stock credited to your account under the Shareholder Investment Service, and any Series A $2.40 Cumulative Convertible Preferred Stock held by you of record is consolidated on the enclosed Proxy.

         If, in addition to being a stockholder of the Company on April 5, 1994, you are a participant in the Company's Thrift Plan, you also will receive Confidential Voting Directions and Instructions to Thrift Plan Participants from the Company. You are requested to sign, date and return the Confidential Voting Directions in the postage-paid envelope provided with such Directions.

         PLEASE SIGN, DATE AND RETURN YOUR PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE, WHETHER OR NOT YOU DECIDE TO ATTEND THE
     MEETING, TO ENSURE THAT YOUR VOTE IS REPRESENTED.
- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

                    INSTRUCTIONS TO THRIFT PLAN PARTICIPANTS

         Please date and sign your name (exactly as it appears on the accompanying Confidential Voting Directions) in the space provided and return the Confidential Voting Directions in the enclosed postage-paid envelope to direct Harris Trust and Savings Bank, as Trustee of the Employee Stock Ownership Plan contained within the Thrift Plan, to vote your shares in the Plan.

         All shares of both the Company's common stock and its Series E ESOP Convertible Preferred Stock allocated to your Thrift Plan accounts, whether vested or unvested, will be voted by Harris Trust and Savings Bank, Chicago, Illinois, as the Trustee, according to your directions. IF THE CONFIDENTIAL VOTING DIRECTIONS ARE RETURNED SIGNED WITH NO VOTING DIRECTIONS MARKED, YOU WILL BE DEEMED TO HAVE DIRECTED THE TRUSTEE TO VOTE ALL SHARES ALLOCATED TO YOUR ACCOUNTS IN THE MANNER SPECIFIED IN BOLDFACE TYPE ON THE FRONT OF THE CONFIDENTIAL VOTING DIRECTIONS. THE TRUSTEE SHALL VOTE ALL SHARES ALLOCATED TO PARTICIPANTS' ACCOUNTS FOR WHICH PROPERLY COMPLETED CONFIDENTIAL VOTING DIRECTIONS ARE NOT RECEIVED PRIOR TO 5:00 P.M., CHICAGO TIME, ON MAY 24, 1994 AND ALL UNALLOCATED SHARES HELD IN THE THRIFT PLAN IN THE SAME PROPORTION AS THE SHARES WITH RESPECT TO WHICH PROPERLY COMPLETED CONFIDENTIAL VOTING DIRECTIONS HAVE BEEN TIMELY RECEIVED FROM PARTICIPANTS IN THE PLAN.

         PLEASE DATE, SIGN AND RETURN THE CONFIDENTIAL VOTING DIRECTIONS PROMPTLY, WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, SO THAT YOUR SHARES WILL BE VOTED IN THE MANNER YOU DESIRE. YOU MAY REVOKE YOUR VOTING DIRECTIONS AT ANY TIME PRIOR TO 5:00 P.M., CHICAGO TIME, ON MAY 24, 1994.

         If, in addition to being a Participant in the Thrift Plan, you were a stockholder of the Company on April 5, 1994, you will receive a separate Proxy and Proxy Statement from the Company. You are requested to sign, date and return that Proxy in the postage-paid envelope provided. Legal requirements provide for the separate solicitation of Participants in the Plan who are also stockholders of the Company.
- --------------------------------------------------------------------------------